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                                   EXHIBIT 11

                      CAMBREX CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                                 (in thousands)

                                                            Three months ended
                                                                  March 31,
                                                          ----------------------
                                                            1997           1996
                                                          -------        -------
Income applicable to common shares:

   Primary earnings                                       $ 7,448        $ 6,197
                                                          =======        =======
   Fully diluted earnings                                 $ 7,448        $ 6,197
                                                          =======        =======
Weighted average number of common
   shares and common share equivalents
   outstanding during the period*:

     Common Stock                                          11,738         11,480
     Stock Options                                            256            330
                                                          -------        -------
   Shares outstanding - primary .                          11,994         11,880

     Additional stock options                                  --             16
                                                          -------        -------
   Shares outstanding - fully diluted                      11,994         11,826
                                                          =======        =======

* Share and per share data reflect adjustments for a three-for-two stock split in the form of a 50% stock dividend paid in July, 1996.


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